Exhibit 99.1

PRESS RELEASE

Prothena Reports Fourth Quarter and Full Year 2025 Financial Results, and Provides Financial Guidance and Business Highlights

•Net cash used in operating and investing activities was $23.3 million and $163.7 million for the fourth quarter and full year of 2025, respectively; quarter-end cash and restricted cash position was $308.4 million
•Prothena expects the full year 2026 net cash used in operating and investing activities to be $50 to $55 million and expects to end the year with approximately $255 million in cash (midpoint). Financial guidance does not include the potential to earn up to $105 million in aggregate clinical milestone payments from strategic partners in 2026
•Roche initiated the Phase 3 PARAISO trial evaluating prasinezumab in early-stage Parkinson’s disease in 4Q 2025; primary completion expected in 2029
•Novo Nordisk initiated the Phase 3 CLEOPATTRA trial evaluating coramitug in ATTR amyloidosis with cardiomyopathy in 4Q 2025; primary completion expected in 2029
•Bristol Myers Squibb fully enrolled the Phase 2 TargetTau-1 trial evaluating BMS-986446 in early Alzheimer’s disease with primary completion expected in 1H 2027, completed a Phase 1 trial evaluating a subcutaneous formulation of BMS-986446 and obtained Fast Track designation from the U.S. FDA for BMS-986446 for the treatment of Alzheimer’s disease
•Prothena presented preclinical data on its TDP-43 CYTOPE® program at Neuroscience 2025 (SfN) and at the International Symposium on ALS/MND demonstrating the potential of Prothena’s CYTOPE® technology to target intracellular disease pathways
•At the Extraordinary General Meeting on November 19, 2025 Prothena obtained shareholder approval to reduce share capital to create distributable reserves to support a share redemption program to be conducted in 2026 if deemed appropriate
•Potential to earn up to $105 million in aggregate clinical milestone payments by end of 2026 related to the advancement of both coramitug for ATTR amyloidosis with cardiomyopathy by Novo Nordisk and PRX019 for neurodegenerative diseases by Bristol Myers Squibb

DUBLIN, Ireland, February 19, 2026-- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the fourth quarter and full year 2025. In addition, the Company provided business highlights and 2026 financial guidance.

“In 2025, our partner Roche initiated the Phase 3 PARAISO clinical trial evaluating prasinezumab in early Parkinson’s disease and Novo Nordisk initiated the Phase 3 CLEOPATTRA clinical trial evaluating coramitug in ATTR amyloidosis with cardiomyopathy, both with primary completions expected in 2029. In addition, we expect our partner Bristol Myers Squibb to decide on the potential advancement of PRX019 in 2026 and to complete the ongoing Phase 2 TargetTau-1 clinical trial evaluating BMS-986446 in early Alzheimer’s in 1H 2027. These partnered programs have the potential to earn up to approximately $3 billion in future aggregate milestones in addition to potential future royalties,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “We also unveiled our proprietary CYTOPE® technology with presentations at scientific congresses highlighting preclinical data from our TDP-43 CYTOPE® program. In addition, we are evaluating PRX012-TfR, our once-monthly, subcutaneous anti-Aβ antibody combined with transferrin receptor technology for the treatment of Alzheimer’s in preclinical studies. We expect to share more data from our preclinical programs later this year.”

2025 Business Highlights and Upcoming Milestones

Updates on Active Clinical Development Portfolio

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target a key epitope within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche.
•Roche is evaluating prasinezumab in the ongoing Phase 3 PARAISO clinical trial in ~900 participants with early-stage Parkinson's disease; primary completion expected in 2029 (NCT07174310)
•Roche has stated that prasinezumab has peak sales potential greater than $3.5 billion (unadjusted) and could be the first disease-modifying treatment for a condition that affects 10 million people worldwide

Coramitug (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR amyloidosis with cardiomyopathy (ATTR-CM) designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein, is being developed by Novo Nordisk as part of its up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline.
•Novo Nordisk is evaluating coramitug in the ongoing Phase 3 CLEOPATTRA clinical trial in ~1280 participants with ATTR-CM; primary completion expected in 2029 (NCT07207811)
•Novo Nordisk presented Phase 2 results during a late-breaking session at the American Heart Association Scientific Sessions on November 10, 2025
•Potential to earn a clinical milestone in 1H 2026 when prespecified enrollment criteria are met in ongoing Phase 3 clinical trial by Novo Nordisk

BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease.
•Bristol Myers Squibb is conducting the Phase 2 TargetTau-1 clinical trial in approximately 310 patients with early Alzheimer’s disease; primary completion expected in 1H 2027 (NCT06268886)
•Bristol Myers Squibb conducted a Phase 1 open-label single-dose clinical trial to assess a subcutaneous administration (NCT06955741)
•BMS-986446 granted Fast Track designation by U.S. FDA as a treatment for Alzheimer’s disease

PRX019, a potential treatment of neurodegenerative diseases in development in collaboration with Bristol Myers Squibb.
•Bristol Myers Squibb obtained the exclusive global license for PRX019 in 2024
•Prothena is conducting a Phase 1 first-in-human clinical trial to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of single ascending and multiple doses in healthy adults with completion expected in 2026
•Potential to earn a clinical milestone by end of 2026 should Bristol Myers Squibb decide to further develop PRX019

Updates on Active Preclinical Development Portfolio

TDP-43 CYTOPE, a proprietary preclinical program enabling precision intracellular targeting of TDP-43 pathology, a defining pathogenic feature of ALS and other TDP-43 proteinopathies. TDP-43 CYTOPE preclinical data demonstrates the potential of Prothena’s CYTOPE technology to target intracellular disease pathways.
•Prothena presented a poster at Neuroscience 2025 (Society for Neuroscience) and the International Symposium of ALS/MND demonstrating the potential of TDP-43 CYTOPE in multiple preclinical models

PRX012-TfR, a preclinical program combining PRX012, our wholly-owned, single-injection, once-monthly antibody delivered subcutaneously with transferrin receptor technology to potentially improve its product profile.
•Phase 1 ASCENT clinical program preliminary results demonstrated that patients on the 400 mg dose level of PRX012 for 18 months reached a mean centiloid (CL) level of ~16.0 CL and 9 of 12 achieved amyloid negativity (defined as <24.1 CL). However, the robust plaque clearance was associated with non-competitive rates of ARIA-E.
•Based on the totality of the results, Prothena is developing PRX012-TfR (transferrin receptor) in preclinical studies while exploring potential partnership opportunities

Upcoming Investor Conference

Members of the senior management team will present and participate in investor meetings at the following upcoming investor conference:

•The Citizens Life Sciences Conference on Wednesday, March 11, 2026; fireside chat at 10:10 a.m. ET in Miami, FL

Fourth Quarter and Full Year of 2025 Financial Results

For the fourth quarter and full year of 2025, Prothena reported net loss of $21.6 million and $244.1 million, respectively, as compared to a net loss of $58.0 million and $122.3 million for the fourth quarter and full year of 2024, respectively. The full year of 2025 net loss includes $30.1 million of restructuring charges associated with the discontinuation of the birtamimab program and the reduction in workforce announced in June 2025, and a $43.2 million net non-cash income tax expense to book a full valuation allowance against its federal deferred tax assets. Net loss per share was $0.40 and $4.53 for the fourth quarter and full year of 2025, respectively, as compared to a net loss per share of $1.08 and $2.27 for the fourth quarter and full year of 2024, respectively.

Prothena reported total revenue of $21 thousand and $9.7 million for the fourth quarter and full year of 2025, respectively, as compared to total revenue of $2.1 million and $135.2 million for the fourth quarter and full year of 2024, respectively. Total revenue for the fourth quarter and full year of 2025 was primarily from collaboration revenue from Bristol Myers Squibb related to the partial performance of our PRX019 Phase 1 clinical trial obligation. Total revenue for the full year of 2024, was primarily from collaboration revenue from Bristol Myers Squibb, including revenue recognized from the execution of the PRX019 Global License Agreement by Bristol Myers Squibb, which included an $80 million upfront payment in 2024.
Research and development (R&D) expenses totaled $14.6 million and $134.9 million for the fourth quarter and full year of 2025, respectively, as compared to $50.2 million and $222.5 million for the fourth quarter and full year of 2024, respectively. The decrease in R&D expenses for the fourth quarter and full year of 2025 compared to the same periods in the prior year was primarily due to lower clinical trial expenses, lower personnel expenses, lower manufacturing and lower consulting expenses. R&D expenses included non-cash share-based compensation expense of $2.1 million and $14.1 million for the fourth quarter and full year of 2025, respectively, as compared to $4.7 million and $20.9 million for the fourth quarter and full year of 2024, respectively.
General and administrative (G&A) expenses totaled $12.6 million and $59.4 million for the fourth quarter and full year of 2025, respectively, as compared to $16.8 million and $67.2 million for the fourth quarter and full year of 2024, respectively. The decrease in G&A expenses for the fourth quarter and full year of 2025 compared to the same periods in the prior year was primarily due to lower personnel expenses and lower consulting expenses. G&A expenses included non-cash share-based compensation expense of $5.0 million and $21.5 million for the fourth quarter and full year of 2025, respectively, as compared to $5.8 million and $25.0 million for the fourth quarter and full year of 2024, respectively.
Total non-cash share-based compensation expense was $7.1 million for the fourth quarter of 2025 and $37.6 million for the full year of 2025 which included $2.1 million in non-cash share-based compensation expense related to restructuring charges, as compared to $10.5 million and $46.0 million for the fourth quarter and full year of 2024, respectively.

As of December 31, 2025, Prothena had $308.4 million in cash, cash equivalents and restricted cash, and no debt.
As of February 12, 2026, Prothena had approximately 53.8 million ordinary shares outstanding.

2026 Financial Guidance

The Company expects its full year net cash used in operating and investing activities to be $50 to $55 million and to end the year with approximately $255 million (midpoint) in cash, cash equivalents, and restricted cash. The estimated full year 2026 net cash used from operating and investing activities is primarily driven by an estimated net loss of $67 to $72 million, which includes an estimated $24 million of non-cash share-based compensation expense. This financial guidance does not include the potential to earn up to $105 million of aggregate clinical milestone payments from strategic partners in 2026 related to the advancement of both coramitug for ATTR amyloidosis with cardiomyopathy by Novo Nordisk and PRX019 for neurodegenerative diseases by Bristol Myers Squibb.

Share Redemption Program

Prothena convened an Extraordinary General Meeting of shareholders on November 19, 2025 at which shareholders voted to approve a reduction in Prothena’s share capital to create distributable reserves, which was subsequently confirmed by the Irish High Court. The creation of distributable reserves provides flexibility for the Board of Directors to potentially return capital to shareholders via a share redemption program through open market purchases or other permissible means in 2026. Any such program would be subject to the discretion of the Board of Directors and Prothena’s then-current financial condition.

Conference Call Details

Prothena management will discuss these results and its 2026 financial guidance during a live audio conference call today, Thursday, February 19, 2026, at 4:30 PM ET. The conference call will be made available on the Company's website at www.prothena.com under the Investors tab in the Events and Presentations section. Following the live audio webcast, a replay will be available on the Company's website for at least 90 days.

To access the call via dial-in, please dial +1 (800) 715-9871 (U.S. and Canada toll free) or +1 (646) 307-1963 (international) five minutes prior to the start time and refer to conference ID number 1706941.

A replay of the call will be available until February 26, 2026, via dial-in at +1 (800) 770-2030 (U.S. and Canada toll free) or +1 (609) 800-9909 (international), Conference ID Number 1706941.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including Parkinson’s disease, ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Amyotrophic lateral sclerosis (ALS) and a number of other neurodegenerative diseases. Prothena is developing and applying its proprietary CYTOPE® technology to target a broad spectrum of intracellular disease pathways in the brain and periphery. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of our pipeline and completion of our ongoing clinical trials; the continued advancement of our preclinical and clinical pipeline, including the potential and advancement of our CYTOPE technology and expected milestones in 2026, 2027, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of prasinezumab, coramitug, BMS-986446, PRX019, TDP-43 CYTOPE, and PRX012-TfR; plans for ongoing and future clinical trials of prasinezumab, coramitug, BMS-986446, and PRX019; the expected timing of reporting data from preclinical studies and clinical trials; projections regarding peak sales and patient population for prasinezumab; timing of and amounts we may receive under our collaborations with Novo Nordisk and Bristol Myers Squibb; our anticipated net cash burn from operating and investing activities for 2026 and expected cash balance at the end of 2026; our estimated net loss and non-cash share-based compensation expense for 2026; and the potential to return capital to shareholders via a share redemption program or other permissible means. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary financial results included in this press release, as well as those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 6, 2025, discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC, and our Annual Report on Form 10-K to be filed with the SEC for our fiscal year 2025. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Collaboration revenue	$21	$2,123	$9,634	$135,107
Revenue from license and intellectual property	—	—	50	50
Total revenue	21	2,123	9,684	135,157
Operating expenses:
Research and development	14,586	50,172	134,852	222,519
General and administrative	12,646	16,848	59,392	67,199
Restructuring costs	(3,008)	—	30,080	—
Total operating expenses	24,224	67,020	224,324	289,718
Loss from operations	(24,203)	(64,897)	(214,640)	(154,561)
Other income, net	2,624	5,396	13,811	25,631
Loss before income taxes	(21,579)	(59,501)	(200,829)	(128,930)
Provision for (benefit from) income taxes	10	(1,545)	43,263	(6,620)
Net loss	$(21,589)	$(57,956)	$(244,092)	$(122,310)
Basic and diluted net loss per ordinary share	$(0.40)	$(1.08)	$(4.53)	$(2.27)
Shares used to compute basic and diluted net loss per share	53,831	53,815	53,829	53,772

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	December 31,
	2025	2024
Assets
Cash and cash equivalents	$307,531	$471,388
Prepaid expenses and other current assets	7,662	14,024
Total current assets	315,193	485,412
Property and equipment, net	2,144	3,081
Operating lease right-of-use assets	8,125	10,708
Restricted cash, non-current	860	860
Other non-current assets	482	47,047
Total non-current assets	11,611	61,696
Total assets	$326,804	$547,108
Liabilities and Shareholders’ Equity
Accrued research and development	$4,329	$13,428
Deferred revenue, current	2,664	8,850
Restructuring liability	13,303	—
Lease liability, current	2,886	2,610
Other current liabilities	17,661	23,613
Total current liabilities	40,843	48,501
Deferred revenue, non-current	—	3,448
Lease liability, non-current	5,487	8,233
Total non-current liabilities	5,487	11,681
Total liabilities	46,330	60,182
Total shareholders’ equity	280,474	486,926
Total liabilities and shareholders’ equity	$326,804	$547,108

Contacts:

Mark Johnson, CFA, Vice President, Investor Relations
650-837-8550, IR@prothena.com
Media@prothena.com